Exhibit 99.1

LNB Bancorp, Inc. Announces Chief Financial Officer to Retire and Names Successor

LORAIN, Ohio--(BUSINESS WIRE)--July 17, 2014--Gary J. Elek, Executive Vice President and Chief Financial Officer, informed LNB Bancorp, Inc. (NASDAQ: LNBB) of his decision to retire from his employment with the Company in early 2015. In connection with his retirement, Mr. Elek will step down from his position as Chief Financial Officer of the Company effective as of July 28, 2014, after which Mr. Elek will remain employed with the Company and transition the balance of his responsibilities over his remaining time until his planned retirement early next year.

Effective July 28, 2014, the Company will appoint James H. Nicholson, age 51, as Senior Vice President and Chief Financial Officer of the Company. Prior to joining the Company, Mr. Nicholson most recently served, from October 2013 to July 2014, as a Senior Financial Advisor for F.N.B. Corporation, a financial services company headquartered in Hermitage, Pennsylvania, following FNB’s acquisition of PVF Capital Corp. in October 2013. From November 2009 to October 2013, Mr. Nicholson served as Executive Vice President and Chief Financial Officer of PVF Capital Corp., a bank holding company that was headquartered in Solon, Ohio prior to its acquisition by FNB. From 2006 to 2009, Mr. Nicholson served as Regional President and Regional Operating Officer for Huntington National Bank.

About Lorain National Bank:

Lorain National Bank is the major subsidiary of LNB Bancorp, Inc., a $1.2 billion bank holding company. The Lorain National Bank is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and wealth management and trust services. The Lorain National Bank and Morgan Bank serve customers through 20 retail-banking locations and 28 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit http://www.4lnb.com or on Facebook at https://www.facebook.com/LorainNationalBank

CONTACT:
Lorain National Bank
Peter R. Catanese, 440-244-7126
pcatanese@4lnb.com